UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2004 (January 4, 2005)

Crompton Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30270 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     Crompton Corporation entered into a Separation Agreement and General Release, dated as of December 31, 2004, with Mr. Alfred F. Ingulli, formerly Executive Vice President, Crop Protection, of the Company ("Ingulli Agreement"). The Ingulli Agreement provides for severance payments and benefits to be paid to Mr. Ingulli as follows: separation payment equal to one year's base pay of approximately $410,000; eligibility for benefits under the Company's 2004 Management Incentive Plan, if paid; enhanced vesting provisions of previously granted stock options and restricted stock; payment of approximately $2.90 million under Mr. Ingulli's Supplemental Executive Retirement Agreement; and certain other benefits including participation in a plan providing retiree medical and dental benefits, accrued vacation pay, a financial planning allowance through 2009, and the transfer to Mr. Ingulli by the Company of his automobile and home office equipment. Under the Ingulli Agreement, for a period of one (1) year Mr. Ingulli is prohibited from soliciting the Company's employees, customers and others with a business relationship with the Company. Mr. Ingulli's participation in the Company's pension, savings, employee stock ownership and benefit equalization plans terminated as of December 31, 2004, his date of separation. A copy of the Ingulli Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

* * *

(c)     Exhibits

Exhibit Number	Exhibit Description
10.1	Separation Agreement and General Release dated as of December 31, 2004, by and between Alfred F. Ingulli and Crompton Corporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crompton Corporation (Registrant)
By /s/ Barry J. Shainman Name: Barry J. Shainman Title: Secretary

Date: January 4, 2005

          Exhibit Index

Exhibit Number	Exhibit Description
10.1	Separation Agreement and General Release dated as of December 31, 2004, by and between Alfred F. Ingulli and Crompton Corporation